Exhibit 10.19

CREDIT AGREEMENT

dated as of

February 12, 2003

By and Among

ALBANY MOLECULAR RESEARCH, INC.,

THE LENDERS PARTY HERETO,

FLEET NATIONAL BANK,

As Administrative Agent, Advisor,

And Book Manager

FLEET SECURITIES, INC.

As Arranger

JPMORGAN CHASE BANK,

As Syndication Agent

AND

CITIZENS BANK OF MASSACHUSETTS

As Documentation Agent

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01	Defined Terms
SECTION 1.02	Classification of Loans and Borrowings
SECTION 1.03	Terms Generally
SECTION 1.04	Accounting Terms; GAAP

ARTICLE II

The Credits

SECTION 2.01	Revolving Term Loan Commitments
SECTION 2.02	Term Loan Commitment
SECTION 2.03	Loans and Borrowings
SECTION 2.04	Requests for Revolving Loans
SECTION 2.05	Intentionally Omitted
SECTION 2.06	Funding of Loans
SECTION 2.07	Interest Elections for Revolving Loans
SECTION 2.08	Termination and Reduction of Revolving Commitment
SECTION 2.09	Repayment of Loans; Evidence of Debt
SECTION 2.10	Prepayment of Loans
SECTION 2.11	Fees
SECTION 2.12	Interest; Late Charges
SECTION 2.13	Alternate Rate of Interest
SECTION 2.14	Increased Costs
SECTION 2.15	Break Funding Payments
SECTION 2.16	Taxes
SECTION 2.17	Payments Generally; Pro Rata Treatment; Sharing of Set-Offs
SECTION 2.18	Mitigation Obligations; Replacement of Lenders
SECTION 2.19	Letters of Credit

ARTICLE III

Representations and Warranties

SECTION 3.01	Organization; Powers
SECTION 3.02	Authorization; Enforceability
SECTION 3.03	Governmental Approvals; No Conflicts
SECTION 3.04	Financial Condition; No Material Adverse Change
SECTION 3.05	Properties

i

SECTION 3.06	Litigation and Environmental Matters
SECTION 3.07	Compliance with Laws and Agreements
SECTION 3.08	Investment and Holding Company Status
SECTION 3.09	Taxes
SECTION 3.10	ERISA
SECTION 3.11	Disclosure
SECTION 3.12	Subsidiaries
SECTION 3.13	Solvency
SECTION 3.14	Fiscal Year
SECTION 3.15	Federal Regulations
SECTION 3.16	Labor Matters

ARTICLE IV

Conditions

SECTION 4.01	Effective Date
SECTION 4.02	Each Credit Event

ARTICLE V

Affirmative Covenants

SECTION 5.01	Financial Statements; Ratings Change and Other Information
SECTION 5.02	Notices of Material Events
SECTION 5.03	Existence; Conduct of Business
SECTION 5.04	Payment of Obligations
SECTION 5.05	Maintenance of Properties; Insurance
SECTION 5.06	Books and Records; Inspection Rights
SECTION 5.07	Compliance with Laws
SECTION 5.08	Use of Proceeds
SECTION 5.09	Additional Guarantors

ARTICLE VI

Negative Covenants

SECTION 6.01	Indebtedness
SECTION 6.02	Guarantees
SECTION 6.03	Liens
SECTION 6.04	Disposition of Property
SECTION 6.05	Fundamental Changes
SECTION 6.06	Investments, Loans, Advances, and Acquisitions
SECTION 6.07	Swap Agreements

SECTION 6.08	Restricted Payments
SECTION 6.09	Transactions with Affiliates
SECTION 6.10	Restrictive Agreements
SECTION 6.11	Fiscal Year
SECTION 6.12	Financial Covenants
SECTION 6.13	Sales and Leasebacks

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01	Notices
SECTION 9.02	Waivers; Amendments
SECTION 9.03	Expenses; Indemnity; Damage Waiver
SECTION 9.04	Successors and Assigns
SECTION 9.05	Prior Agreements
SECTION 9.06	Survival
SECTION 9.07	Counterparts; Integration; Effectiveness.
SECTION 9.08	Severability
SECTION 9.09	Right of Setoff
SECTION 9.10	Governing Law; Jurisdiction; Consent to Service of Process
SECTION 9.11	Waiver of Jury Trial
SECTION 9.12	Headings
SECTION 9.13	Confidentiality
SECTION 9.14	Interest Rate Limitation
SECTION 9.15	Lost or Damaged Note

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Issuance Request
Exhibit C	Opinion of Counsel for the Borrower

SCHEDULES

Schedule 2.01	Lenders’ Commitments
Schedule 2.02	Lenders’ Commitments
Schedule 3.06	Disclosed Matters
Schedule 3.12	List of Subsidiaries
Schedule 4.01	Indebtedness to be Retired
Schedule 6.01 (b)	Indebtedness
Schedule 6.02	Guarantees
Schedule 6.03	Liens
Schedule 6.06(d)	Permitted Loans
Schedule 6.10	Restrictive Agreements
Schedule 9.05	Prior Agreements

CREDIT AGREEMENT dated as of FEBRUARY 12, 2003, among ALBANY MOLECULAR RESEARCH, INC. a Delaware corporation having an address of 21 Corporate Circle, Albany, New York 12212-5098, the LENDERS party hereto, and FLEET NATIONAL BANK, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period plus (b) the Applicable LIBOR Margin.

“Administrative Agent” means Fleet National Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, (i) Controls or is Controlled by or is under common Control with the Person specified, (ii) owns or holds five percent (5%) or more of any class of voting stock of the Borrower or a Guarantor or any Subsidiary thereof, or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or any Guarantor or any Subsidiary thereof; except for purposes of identifying Affiliates of the Borrower or a Subsidiary, a natural Person shall only be deemed to be an Affiliate to the extent that such Person owns in excess of twenty percent (20%) or more of the voting stock of the Borrower or such Subsidiary.

“Alternate Base Rate” means a rate per annum equal to the greater of (i) the Prime Rate and (ii) the Federal Funds Effective Rate plus one half of one percent (.50%).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable LIBOR Margin” means, for each of the Revolving Loan and the Term Loan, respectively, the Applicable Margin set forth below corresponding to the Leverage Ratio most recently determined:

Leverage Ratio	Revolver Loan Applicable Margin	Term Loan Applicable Margin
>=2.00 to 1.00	1.50%	1.75%
>=1.50 to 1.00<2.00 to 1.00	1.25%	1.50%
>=1.00 to 1.00 <1.50 to 1.00	1.00%	1.25%
<1.00 to 1.00	0.75%	1.00%

Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Sections 5.01 (a) and (b) hereof (but in any event not later than the 60th day after the end of each of the first three Fiscal Quarters of the Borrower or the 120th day after the end of each Fiscal Year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Leverage Ratio most recently determined shall govern subject to retroactive adjustment upon the next succeeding delivery of said financial statements.  Each determination of the Leverage Ratio pursuant to this pricing grid shall be made with respect to the period of the prior four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

“Application” means an application, in such form as the Issuer may specify from time to time, requesting the Issuer to open a Letter of Credit.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 6.05 hereof) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $20,000,000.00 for any single Disposition and $40,000,000.00 when aggregated with all prior Dispositions during the term of this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Revolving Loan Commitments.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means ALBANY MOLECULAR RESEARCH, INC., a Delaware corporation.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower a Revolving Loan in accordance with Section 2.01, as the case may be.

“Business Day” means in respect of any date that is specified to be subject to adjustment in accordance with the Following Business Day Convention, a day which commercial banks settle payment in (i) London, if the payment obligation is calculated by reference to any LIBOR Rate or (ii) New York City, if the payment obligation is calculated by reference to the Alternate Base Rate.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Securities” means, with respect to any Person, (a) any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of or interests in corporate or capital stock, including without limitation, shares of preferred or preference stock of such Person, (b) all partnership interests (whether general or limited) of such Person, (c) all membership interests or limited liability interests in such Person, (d) all other equity or ownership interests in such Person of any other type and (e) all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

“CLO” has the meaning assigned to such term in Section 9.04.

“Code” means the Internal Revenue Code of 1986, as amended from time to time together with the regulations promulgated thereunder.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, and Term Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Loan Exposure, and Term Loan Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedules 2.01 and 2.02, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $65,000,000.00.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Current Assets” means all assets of any business entity which would, in accordance with GAAP, be classified as current assets of an entity conducting a business the same as or similar to that of such business entity.

“Current Liabilities” means all liabilities of any business entity which would, in accordance with GAAP, be classified as current liabilities of an entity conducting a business the same as or similar to that of such business entity.

“Current Ratio” means for the Borrower on a consolidated basis with all Subsidiaries, the ratio of (i) Current Assets to (ii) Current Liabilities plus Revolving Loans outstanding.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disbursement” is defined in Section 2.19 (e) hereof.

“Disbursement Date” is defined in Section 2.19 (e) hereof.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EBIT” shall mean, for any period, Net Income for such period, plus the sum of the amounts for such period included in determining such Net Income of (i) Interest Expense and (ii) Income Tax Expense, calculated in accordance with GAAP.

“EBIT to Interest Ratio” means for the Borrower on a consolidated basis with all Subsidiaries, the ratio of (i) EBIT to Interest Expense.

“EBITDA” means, for any period, EBIT for such period, plus the sum (without duplication) of the amounts for such period included in determining EBIT of (i) depreciation expense, and (ii) amortization expense, calculated in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary, including the Guarantors, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any Commonly Controlled Entity of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any Commonly Controlled Entity of any notice, or the receipt by any Multiemployer Plan from the Borrower or any Commonly Controlled Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the “2003 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Following Business Day Convention” means that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Debt” means, as to any Person, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, that would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of the date of determination in accordance with GAAP, plus (b) the aggregate amount of the cash advances pursuant to any Synthetic Lease Obligations ; plus (c) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances plus, (d) Indebtedness of the type referred to in clauses (a) – (c) hereof of another Person guaranteed by the Borrower or any of its Subsidiaries..

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standard Board or through other appropriate boards or committees thereof and which are consistently applied so as to properly reflect the financial condition, and the results of operations and changes in financial position, of the Borrower and its Subsidiaries, except that any change in any accounting principle or practice approved by the Borrower’s independent certified public accountants, disclosed in the Borrower’s financial statements and required or permitted to be made by the Accounting Principles Board or Financial Accounting Standard Board (or other appropriate board or committee of said Boards) in order to continue as a generally accepted accounting principle or practice or consistent with existing generally accepted accounting principles may be so made and shall be recognized by the Lenders and the Administrative Agent.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means Organichem Corporation (to be effective upon completion of the Transactions) AMRI Bothell Research Center, Inc., AMR Technology, Inc., and any other Subsidiary and any other Person who shall guaranty to the Lenders the payment and performance of the Obligations including, but not limited to, any additional Guarantors as described in Section 5.09 hereof, excluding, however, in all instances Albany Molecular Research Export Corp..

“Guaranty” means that certain written guaranty delivered by the Guarantors to the Lenders under the terms of this Credit Agreement whereby the Guarantors unconditionally, absolutely and irrevocably guaranty to the Lenders the payment and performance of the Credit Agreement, as well as all other present and future indebtedness of any name, nature or kind due or to become due the Lenders by the Borrower.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Income Tax Expense” shall mean, for any period, all provisions for taxes based upon Net Income (including, without limitation, any additions to such taxes, any penalties and interest with respect thereto), calculated in accordance with GAAP.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services

(excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all net liabilities of such Person under any Swap Agreements, (j) all Synthetic Lease Obligations of such Person, (k) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (l) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated January, 2003, relating to the Borrower and the Transactions.

“Insolvent” or “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Request” means a request by the Borrower to obtain, convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each fiscal quarter of the Borrower, and (b) with respect to any Eurodollar Loan, the earlier to occur of (i) the last day of the Interest Period applicable to such Loan, except that in the case of a Eurodollar Revolving Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the last day of each fiscal quarter of the Borrower.

“Interest Period” means with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, six months or one year thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Revolving Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Issuance Request” means a Letter of Credit request and certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

“Issuer” means Fleet National Bank, in its capacity as issuer of any Letter of Credit.

“L/C Commitment” means, with respect to the Issuer, the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.01 (b) hereof and, with respect to each Revolving Lender, the obligation of each such Lender to participate in such Letters of Credit pursuant to Section 2.19 (d) hereof.

“L/C Commitment Amount” means, on any date, a maximum amount of $15,000,000, as such maximum amount may be changed from time to time pursuant to the terms hereof.

“L/C Participants” means, collectively, all the Revolving Lenders other than the Issuer.

“Lenders” means the Persons listed on Schedule 2.01 and 2.02 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit Outstandings” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.19 hereof.

“Letters of Credit” is defined in Section 2.01 (b).

“Leverage Ratio’ means for the Borrower on a consolidated basis with all Subsidiaries, (a) the sum of (i) Funded Debt plus, without duplication, (ii) contingent obligations for Funded Debt divided by (b) EBITDA.

“LIBOR Rate” means the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars for the applicable Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the first day of the Interest Period in question; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward if necessary, to the nearest one-hundred thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. Dollars for the applicable Interest Period which are offered by four major banks in the London Interbank Market at approximately 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the first day of the Interest Period in question as selected by the Lender.  The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, then the LIBOR Rate will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for the applicable Interest Period as offered by major banks in New York City at approximately 11:00 a.m. New York City time on the day which is two (2) London Banking Days prior to the first day of the Interest Period in question.  In the event the Lender is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a Eurodollar Loan cannot be determined.  Notwithstanding anything to the contrary set forth herein, in the event the Board of Governors of the United States Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Lender, then for any period during which said Reserve Percentage shall apply, the LIBOR Rate shall equal the rate as determined above divided by an amount equal to one (1) minus said Reserve Percentage.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan(s)” means the loan(s) made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any date on which commercial banks are open for business in London, England.

“Material Adverse Effect” means with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)           a material adverse effect on the business, condition (financial or otherwise), assets, or operation of the Borrower and its Subsidiaries, individually (with respect to the Borrower) or taken as a whole (with respect to any Subsidiary); or

(b)           a material adverse effect on the validity or enforceability of this Agreement or any other Loan document, or the rights or remedies available to the Administrative Agent or any Lender under any such Loan document.

“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Borrower and its Subsidiaries individually or in an aggregate principal amount exceeding $1,500,000.00.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” shall mean, for any period, the net income (or loss), without deduction for minority interests, for such period taken as a single accounting period and calculated in accordance with GAAP.

“Obligations” means all of the obligations of the Borrower and the Subsidiaries, including the Guarantors, under this Agreement and the other loan documents, whether for principal, interest, fees, costs, expenses, taxes, or otherwise and any and all other obligations of the Borrower and its Subsidiaries, including the Guarantors, to the Lenders of any nature whatsoever, direct or indirect, absolute or conditional, whether now existing or hereafter arising.

“Obligors” means, collectively, the Borrower and the Guarantors.

“Operating Cash Flow Coverage Ratio” means for the Borrower on a consolidated basis with all Subsidiaries the ratio of (i) EBITDA less (ii) cash taxes paid less (iii) the lesser of (x) actual Capital Expenditures or (y) maintenance Capital Expenditures in the assumed amount of $10,000,000.00 to (i) current maturities of long term debt plus (ii) Interest Expense.

“Operating Lease Payments” means those payments made by the Borrower, its Subsidiaries, including the Guarantors, for any Fiscal Year, including real estate rents, and any other lease payments which are not treated for financial statement purposes as Capital Leases and are expensed in the Borrower’s and its Subsidiaries, including the Guarantors’ consolidated financial statements.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Participant” has the meaning set forth in Section 9.04.

“Permitted Acquisitions” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the Borrower or any Domestic Subsidiary of the Borrower from any Person in which each of the following conditions are satisfied:

(a)           immediately before and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing or would result therefrom ;

(b)           in the case of an acquisition of assets, after giving effect to such acquisition, such assets shall be owned by the Borrower or a Guarantor free and clear of all Liens (other than Liens permitted under Section 6.03);

(c)           such acquisition is on friendly terms and not considered hostile from the standpoint of the acquiree;

(d)           for acquisitions the aggregate purchase price for which exceeds $20,000,000.00, the Borrower shall have delivered to the Administrative Agent (i) a compliance certificate as described in Section 5.01 (c) hereof for the period of four full Fiscal Quarters immediately preceding such acquisition (or, if such proposed acquisition is contemplated to be consummated prior to December 31, 2003, for the period from the Closing Date through the end of the Borrower’s last full Fiscal Quarter immediately preceding such acquisition) giving pro forma effect to the consummation of such acquisition and any borrowing of Loans necessary in connection therewith and evidencing compliance with the covenants set forth in Section 6.12 hereof, (ii) the most recent annual and interim financial statements for the Person or business being acquired and (iii) new detailed projections for the Borrower and its

Subsidiaries through the Stated Maturity Date for the Term Loans giving pro forma effect to such acquisition, based on assumptions reasonably satisfactory to the Administrative Agent and demonstrating pro forma compliance with all covenants contained in this Agreement, including those contained in Section 6.12 hereof, in each case, prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 5.01 (b) and in form and substance reasonably satisfactory to the Administrative Agent;

(e)                                  the Borrower shall have delivered to the Administrative Agent, at least 20 days prior to the consummation of the proposed acquisition (unless the Administrative Agent shall otherwise consent in writing to a shorter period), such information regarding the acquisition as the Administrative Agent may reasonably request in order to evaluate the acquisition;

(f)                                    the Borrower shall have delivered to the Administrative Agent, at least 20 days prior to the consummation of the proposed acquisition (unless the Administrative Agent shall otherwise consent in writing to a shorter period), the Permitted Acquisition Documentation relating to such acquisition, and such documentation shall be reasonably satisfactory in form and substance to the Administrative Agent and shall be accompanied by lien searches, payoff letters and other customary requirements as the Administrative Agent may reasonably impose, in each case reasonably satisfactory to the Administrative Agent;

(g)                                 the maximum purchase price for such acquisition (including any Indebtedness to be assumed in connection therewith) must not exceed $75,000,000.00 and when added to the purchase price with respect to any prior acquisitions allowed pursuant hereto does not exceed $150,000,000.00 in the aggregate;

(h)                                 the business being acquired as a result of such acquisition must be in the same or related line of business to that of the Borrower or otherwise related to the drug development and discovery business ; and

(i)                                     concurrently with the consummation of such acquisition, the Borrower (and, if applicable, the acquired Person) shall have complied with the requirements of Section 5.09 hereof.

Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or other similar agreement entered into by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition.

“Permitted Acquisition Documentation” means, collectively, each Permitted Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Permitted Encumbrances” means:

(a)                                  mortgages, liens, pledges and security interests in favor of the Lenders hereunder;

(b)                                 other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property, or minor irregularities in title thereto, which do not arise in connection with the borrowing of, or in the obligation for the payment of money, and which, in the aggregate, do not materially impair the use or enjoyment of such property or assets;

(c)                                  involuntary liens including mechanic’s and materialmen’s liens and liens arising out of judgments and/or awards, in respect of which the Borrower and/or the Guarantors shall in good faith be prosecuting an appeal or proceedings for review and in respect of which the Borrower and/or the Guarantors shall have secured a subsisting stay of execution pending such appeal or proceeding for review, provided the Borrower and/or the Guarantors shall have set aside on their books adequate reserves with respect to such judgment and/or award;

(d)                                 liens for taxes, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(e)                                  deposits, liens, or pledges to secure the payment of worker’s compensation, unemployment insurance, old age pensions or social security obligations, or the performance of bids, tenders, leases, contracts, corporate or statutory obligations, surety, stay or appeal bonds or other similar obligations arising in the ordinary course of business;

(f)                                    statutory landlord liens under leases to which Borrower and/or the Guarantors are a party;

(g)                                 liens securing Indebtedness described in Section 6.01(d) or 6.01(g) hereof; and

(h)                                 any other lien or encumbrance approved in writing by the Required Lenders.

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b)                                 bonds, debentures, notes, participation certificates or other evidences of indebtedness issued or fully guaranteed by Farmers Home Administration, Federal National Mortgage Association, Federal Home Loan Bank System, Federal Home Loan Mortgage Association or any agency or instrumentality of the United States of America or any other corporation wholly-owned by the United States of America;

(c)                                  direct and general obligations, to the payment of the principal of and interest on which the full faith and credit of the issuer thereof is pledged, of any of the following: any state of the United States of America, or any political subdivision of such state; provided, that (i) as to such obligations of a political subdivision, all of the taxable real property within such political subdivision shall be subject to taxation thereby to pay such obligations and the interest thereon, without limitation as to rate or amount, or the revenues of such political subdivision shall be pledged to pay such obligations and the interest thereon and (ii) at the time of the purchase of such obligations, such obligations of any such state or political subdivision are rated in either of the two highest ratings categories of both S&P and Moody’s;

(d)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S & P or from Moody’s;

(e)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f)                                    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(g)                                 direct obligations of the Federal Reserve System; and

(h)                                 investments which at the time of investment are considered “Investment Grade” in accordance with the rating systems employed by either Moody’s or S & P.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate.  The Prime Rate is a reference and does not necessarily represent the lowest or best rate being charged to any customer.  Changes in the rate of interest hereunder resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Requirement of Law” means as to any Person, its Organic Documents and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuer pursuant to Section 2.19 hereof for amounts drawn under Letters of Credit.

“Reinvestment Notice” means a written notice executed by the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34, or .35 of PBGC Reg. § 4043.

“Required Lenders” means, at any time, Lenders having Revolving Loan Credit Exposure, Term Loan Credit Exposure and unused Commitments representing at least sixty-six and two-thirds (66 2/3%) percent of the sum of the total Revolving Loan Credit Exposure, Term Loan Credit Exposure and unused Commitments at such time.

“Reserve Percentage” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any Subsidiary, including the Guarantors, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower.

“Revolving Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding plus (b) such Lender’s percentage of the Letter of Credit Outstandings then outstanding.

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans including the issuance of, or participation in, Letters of Credit, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Loan Commitment is $35,000,000.00

“Revolving Loan Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Credit Termination Date” means the date three (3) years following the Effective Date or such earlier date on which the Lender demands payment of and accelerates the Revolving Loan as provided herein. On the Revolving Credit Termination Date, all Revolving Loans shall mature and all unpaid principal, accrued and unpaid interest and all other charges due hereunder and under any other loan document shall be due and payable in full.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” means, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S & P” means Standard & Poor’s.

“Stated Amount” means on any date with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Maturity Date” means with reference to the Term Loans, the Term Loan Maturity Date and with reference to the Revolving Loans, the Revolving Credit Termination Date.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower, including the Guarantors.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

“Target Acquisition” means the acquisition of the outstanding common stock of Organichem Corporation not already owned by the Borrower

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means the Loans referred to in Section 2.02.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Term Loan Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.02, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Term Loan Commitment is $30,000,000.00.

“Term Loan Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loan at such time.

“Term Loan Maturity Date” means the date which is five (5) years from the Effective Date.

“Total Liabilities” means, for any corporation, all items of Indebtedness, Obligations and/or liabilities of such corporation, which would, in accordance with GAAP, be classified as liabilities of a corporation conducting a business the same as or similar to that of such corporation, excluding, however, (i) deferred pension costs created by Financial Accounting Standards Board Statement No. 87, and (ii) any liability created by the application of Financial Accounting Standards Board Statement No. 133.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Securities of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” means any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term

Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or a “Eurodollar Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Revolving Loan Commitments.

a. Revolving Loans                                         Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Loan Credit Exposure exceeding such Lender’s Revolving Loan Commitment as set forth in Schedule 2.01.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

All Revolving Loan Borrowings shall be repaid in full on the Revolving Credit Termination Date.

b. Letters of Credit.  The Issuer agrees that it will, from time to time on any Business Day occurring during the Revolving Commitment Period,

(i)                                     issue one or more direct pay letters of credit, standby letters of credit and/or bankers’ acceptances (relative to the Issuer, its “Letters of Credit”) for the account of the Borrower or any Guarantor in the Stated Amount requested by the Borrower on such day, in such form as may be approved from time to time by the Issuer; or

(ii)                                  extend the Stated Expiry Date of an existing Letter of Credit previously issued hereunder;

provided, however, that the Issuer shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Letter of Credit Outstandings would exceed the L/C Commitment Amount or (ii) the aggregate outstanding Revolving Extensions of Credit of all Lenders would exceed the Revolving Loan Commitment Amount.  Furthermore, the Issuer shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuer or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.  Each Letter of Credit shall be denominated in Dollars.

SECTION 2.02.  Term Loan Commitment.

Subject to the terms and conditions set forth herein, each Lender agrees in an aggregate principal amount that will not result in such Lender’s Term Loan Exposure exceeding such Lender’s Term Loan Commitment to make Term Loans to the Borrower under and pursuant to which the Borrower may,  borrow up to the principal sum of such Lender’s Term Loan Commitment as set forth in Schedule 2.02.

From and after the Effective Date through and including March 31, 2003, the Term Loan shall be comprised of a Eurodollar Term Loan with an Interest Period of two months’ duration and from and after April 1, 2003, the Term Loan shall be comprised of a Eurodollar Term Loan with an Interest Period of three months’ duration.  The Term Loan shall be fully funded on the date of execution and delivery of this Agreement.  The Borrower shall pay interest at the applicable interest rate on the outstanding principal balance due under the Term Loan on each Interest Payment Date.  In addition to accrued interest the Borrower shall pay to Lender principal installments on each June 30th, September 30th, December 31st and March 31st commencing June 30th, 2003 until the Term Loan Maturity Date in the amounts set forth below for the payment date in question, or such earlier date in the event Lender accelerates the Borrower’s obligations hereunder, when the balance of principal remaining unpaid plus accrued and unpaid interest and all other charges due or to become due hereunder and under all other loan documents shall be due and payable in full:

Payment Dates (inclusive)	Principal Payment Due
June 30th, 2003 through March 31st, 2004	$1,071,428.75
June 30th, 2004 through March 31st, 2005	$1,071,428.75
June 30th, 2005 through March 31st, 2006	$1,071,428.75
June 30th, 2006 through March 31st, 2007	$1,071,428.75
June 30th, 2007 through December 31st, 2007	$1,071,428.75
February 12, 2008	Outstanding principal balance of Term Loan

SECTION 2.03.  Loans and Borrowings.

(a)                                  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Loan Commitments.

(b)                                 The failure of any Lender to make any Loan, whether a Revolving Loan, or Term Loan, required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c)                                  Subject to Section 2.13, each Loan shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option, in accordance with the request of the Borrower to make a Eurodollar Loan pursuant to Section 2.03 (c) hereof, may make any such Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d)                                 At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000.00 and not less than $1,000,000.00.  At the time that each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000.00 and not less than $500,000.00; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Loan Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.

(e)                                  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Termination Date.

SECTION 2.04.  Requests for Revolving Loans.

To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Loan or (b) in the case of a Base Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03 and shall be in the form attached hereto as Exhibit B-1:

(i)                                     the aggregate amount of the requested Loan;

(ii)                                  the date of such Loan, which shall be a Business Day;

(iii)                               whether such Loan is to be a Base Rate Loan or a Eurodollar Loan;

(iv)                              in the case of a Eurodollar Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be a Eurodollar Revolving Borrowing consisting of an Interest Period of one month’s duration.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.05.  INTENTIONALLY OMITTED.

SECTION 2.06.  Funding of Loans.

(a)                                  Each Lender shall make each Loan to be made by it hereunder, whether a Revolving Loan, or Term Loan, on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection (b) shall be conclusive in the absence of manifest error.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If such Lender’s share of such Loan is not made available to the Administrative Agent by such Lender within three (3) Business Days of such date such amount is made available to the Borrower, the Administrative Agent shall also be entitled to seek recovery of such amount with interest thereon at the rate applicable to such Loan, on demand, from the Borrower.

SECTION 2.07.  Interest Elections for Revolving Loans.

(a)                                  Each Revolving Loan initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Loan, shall,  have an initial Interest Period as specified in such Borrowing Request.  Thereafter, in the case of a Revolving Loan Borrowing, the Borrower may elect to convert such Revolving Loan Borrowing to a different Type or to continue such Revolving Loan Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Loan Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Loan Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request for a Loan shall specify the following information in compliance with Section 2.03:

(i)                                     the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Loan is to be a Base Rate Loan or a Eurodollar Loan; and

(iv)                              if the resulting loan is a Revolving Loan Borrowing which is also a Eurodollar Revolving Loan Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing of a Revolving Loan but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing Request.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination and Reduction of Revolving Loan Commitment.

(a)                                  Unless previously terminated, the Revolving Loan Commitment shall terminate on the Revolving Credit Termination Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Revolving Loan Commitment; provided that (i) each reduction of the Revolving Loan Commitment shall be in an amount that is an integral multiple of $1,000,000.00 and not less than $1,000,000.00 and (ii) the Borrower shall not terminate or reduce the Revolving Loan Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Loan Credit Exposures would exceed the total Revolving and Loan Commitment.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Loan Commitment shall be permanent.  Each reduction of the Revolving Loan Commitment shall be made ratably among the Lenders in accordance with their respective Revolving Loan Commitment.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.

(a)                                  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan as required herein, on the Revolving Credit Termination Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Prepayment of Loans.

(a)                                  Optional Repayments.                          (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, Revolving Loan, or Term Loan in whole or in part, subject to prior notice and application of payment in accordance with paragraph (b) of this Section without penalty or prepayment fee except as set forth in Section 2.15 hereof.

(ii)                                  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii)  in the case of prepayment of a Base Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.03.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.  Provided there is no Event of Default, each Prepayment applied to the Term Loan shall be in the inverse order of maturity.

(b)                                 Mandatory Repayments.  Prior to the Stated Maturity Date for each Loan, the Borrower shall make payments and prepayments of the Loans as set forth in this Section 2.10 (b).

(i)                                     Mandatory Prepayment of Revolving Loans, etc.  If on any date (after giving effect to any other payments on such date) the aggregate outstanding amount of all Revolving Extensions of Credit of all Lenders exceeds the Revolving Loan Commitment as then in effect, the Borrower shall make a mandatory prepayment on such date of Revolving Loans.

(ii)                                  Issuance of Capital Securities or Indebtedness.  If any Capital Securities or Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.01 hereof), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in subsection (c) of this Section 2.10;.

(iii)                               Asset Sales; Recovery Events.  If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in subsection (c) of this Section 2.10; provided, however, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of

Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $20,000,000.00 in any Fiscal Year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Loan Commitment Amount as set forth in subsection (c) of this Section 2.10.

(iv)                              Acceleration.  Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Article VII hereof, the Borrower shall repay all the Loans, unless, pursuant to Article VII hereof, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 2.15 hereof.

(c)                                  Application of Prepayments and Commitment Reductions.  Amounts permitted or required to be applied to the prepayment of the Loans or the reduction of the Revolving Loan Commitment Amount pursuant to this Section 2.10, and all other amounts prepaid pursuant to this Section 2.10, shall be applied as follows:

(i)                                     Subject to clause (b), the application of each repayment or prepayment of the principal of the Loans shall be applied, to the extent of such repayment or prepayment, first, to Base Rate Loans and, second, to Eurodollar Loans.

(ii)                                  Amounts to be applied pursuant to subsection (b) of this Section 2.10 shall be applied to the prepayment of the Term Loans (with the amount of such prepayment being applied to reduce, in inverse order, the remaining scheduled quarterly amortization payments in respect thereof) and then to the prepayment of the Revolving Loans.

(iii)                               Except as provided above, all prepayments received shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after a Default or demand for payments, payments will be applied to the obligations of Borrower to the Lenders as the Lenders determine in their sole discretion.

(iv)                              All prepayments of the Term Loan shall be deemed to have been applied first to any portion thereof which is not subject to a Swap Agreement.

SECTION 2.11.  Fees.

(a)                                  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the percentage rate set forth below for the period in question corresponding to the Leverage Ratio most recently determined on the daily amount of the unused Revolving Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Loan Commitment terminates:

Leverage Ratio	Unused Fee (As a percentage of unused Revolving Loan Commitment)
>=2.00 to 1.00	0.250%
>=1.50 to 1.00<2.00 to 1.00	0.200%
>=1.00 to 1.00 <1.50 to 1.00	0.150%
<1.00 to 1.00	0.125%

provided that, if such Lender continues to have any Revolving Loan Credit Exposure after its Revolving Loan Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Loan Credit Exposure from and including the date on which its Revolving Loan Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Loan Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitment terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Loan Commitment terminates shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay to the Issuer for the account of each Lender a letter of credit fee payable annually on the issuance of each Letter of Credit and on each anniversary date thereof in an amount set forth below computed on the Stated Amount of each such Letter of Credit:

Leverage Ratio	L/C Fee
>=2.00 to 1.00	1.50%
>=1.50 to 1.00<2.00 to 1.00	1.25%
>=1.00 to 1.00 <1.50 to 1.00	1.00%
<1.00 to 1.00	0.75%

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees and issuance fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest; Late Charges.

(a)                                  The Loans comprising each Base Rate Loan shall bear interest at the Alternate Base Rate.

(b)                                 The Loans comprising each Eurodollar Loan shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Loan.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the paragraphs (a) and (b) of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest accruing on Eurodollar Loans shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All interest accruing on Base Rate Loans shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)                                    If the entire amount of any required principal and/or interest is not paid within ten (10) days after the same is due, the Borrower shall pay to the Lenders a late fee equal to five percent (5.00%) of the required payment.

SECTION 2.13.  Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Loan, such Loan shall be made as an Base Rate Loan.  Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.14.  Increased Costs.

(a)                                  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)                                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.16.  Taxes.

(a)                                  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section)

and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at One Kiernan Plaza, Albany, New York, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.

(a)                                  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19.  Letters of Credit.  Letters of Credit issued hereunder shall be issued in accordance with, and subject to the terms and provisions of, this Section 2.19.

(a).                               Stated Expiry Date.  Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (x) unless otherwise agreed to by the Issuer in its sole discretion, the first anniversary of its date of issuance (provided that (i) any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods) and (y) the date that is five Business Days prior to the Revolving Credit Termination Date.

(b).                              Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuer issue a Letter of Credit by delivering to the Issuer at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuer, and such other certificates, documents and other papers and information as the Issuer may request.  Upon receipt of any Application, the Issuer will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuer be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuer and the Borrower.  The Issuer shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuer shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(c).                               Letter of Credit Fees and Other Charges.  In addition to any fee payable under Section 2.11 hereof, the Borrower shall pay or reimburse the Issuer for such normal and customary costs and expenses as are incurred or charged by the Issuer in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit which costs and expenses shall be shared with the Lenders on a pro-rata basis.

(d).                              L/C Participations.  (i) The Issuer irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuer to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuer, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s percentage in the Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuer thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuer that, if a draft is paid under any Letter of Credit for which the Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuer upon demand at the Issuer’s address for notices specified herein an amount equal to such L/C Participant’s percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(ii)                                  If any amount required to be paid by any L/C Participant to the Issuer pursuant to clause (i) in respect of any unreimbursed portion of any payment made by the Issuer under any Letter of Credit is paid to the Issuer within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuer on demand an amount equal to the product of (x) such amount, times (y) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuer, times (z) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to clause (i) is not made available to the Issuer by such L/C Participant within three Business Days after the date such payment is due, the Issuer shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Loans.  A certificate of the Issuer submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(iii)                               Whenever, at any time after the Issuer has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with clause (i), the Issuer receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuer), or any payment of interest on account thereof, the Issuer will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuer shall be required to be returned by the Issuer, such L/C Participant shall return to the Issuer the portion thereof previously distributed by the Issuer to it.

(e).                               Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuer shall promptly notify the Borrower of the date (the “Disbursement Date”) such payment (each such payment, a “Disbursement”) shall be made and the amount thereof.  The responsibility of the Issuer to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(f).                                 Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse the Issuer on each date on which the Issuer notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuer for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuer in connection with such payment.  Each such payment shall be made to the Issuer at its address for notices specified herein in Dollars and in immediately available funds.  Interest shall be payable on any and all amounts due by the Borrower under this Section from the Disbursement Date until payment in full at the rate applicable thereto set forth in Section 2.12 hereof.  Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any Application, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or any Subsidiary of the Borrower).

(g).                              Obligations Absolute, etc.  (i) The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuer, any beneficiary of a Letter of Credit or any other Person, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

(ii)                                  The Borrower, each other Obligor and, to the extent set forth in Section 2.19 (d) hereof, each L/C Participant, shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuer shall not (except to the extent of its own gross negligence or wilful misconduct) be responsible or liable for, and the Borrower’s Reimbursement Obligations shall not be affected by, any of the following:

(x)                                   the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(y)                                 the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(z)                                   failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(aa)                            any dispute between or among any Obligor and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Obligor against any beneficiary of such Letter of Credit or any such transferee;

(bb)                          errors, omissions, interruptions or delays in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuer; or

(cc)                            any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any L/C Participant hereunder.  In furtherance and not in limitation or derogation of any of the foregoing, the Borrower agrees that any action taken or omitted by the Issuer under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuer to the Borrower.

(h).                              Deemed Disbursements.  Upon the occurrence and during the continuation of an Event of Default under clause (i) of Article VII hereof:

(i)                                     the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(ii)                                  the Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by such Issuer.

Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Events of Default giving rise to the deemed disbursements under this

Section have been cured or waived the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

(i).                                  Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.19, the provisions of this Section 2.19 shall apply.

ARTICLE III

Representations and Warranties

The Borrower and the Subsidiaries, including the Guarantors, represent and warrant to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower, and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within the Borrower’s and the Guarantors’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower and/or Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Organic Documents of the Borrower, or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, each Guarantor or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, or any of its Subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)                                  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2001, with an unqualified audit opinion issued by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30,  2002, certified by its chief financial officer, treasurer or controller.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                                 Since September 30, 2002, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.

(a)                                  Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or infringements which are being challenged by the Borrower and which are disclosed in the financial statements of the Borrower.

SECTION 3.06.  Litigation and Environmental Matters.

(a)                                  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) and pending patent challenges maintained against the Borrower’s patents as disclosed in the financial statements of the Borrower or (ii) that involve this Agreement or the Transactions.

(b)                                 Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) to the best of the knowledge and belief of the officer executing this Agreement on behalf of the Borrower, has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  To the best of the knowledge and belief of the officer executing this Agreement on behalf of the Borrower, each of the Borrower and the Subsidiaries is in material compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Event of Default Default has occurred and is continuing.

SECTION 3.08.  Investment and Holding Company Status.  Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09.  Taxes.  Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  Neither an ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

SECTION 3.11.  Disclosure.  To the best of the Borrower’s knowledge and belief, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Subsidiaries.  Set forth in Schedule 3.12 is a complete and accurate list of all of the Subsidiaries of the Borrower and the Guarantors.  All of the outstanding capital stock of all classes of the Subsidiaries has been validly issued, is fully paid and non-assessable, and is owned by the Borrower and/or one or more of the Guarantors, free and clear of all mortgages, deeds of trust, pledges, liens, security interests and other charges or encumbrances.

SECTION 3.13.  Solvency.  The Borrower and each Subsidiary is Solvent and has not: (i) filed a petition seeking relief under any provision of any bankruptcy, reorganization, arrangement or dissolution law of any jurisdiction; (ii) made an assignment for the benefit of creditors; (iii) had a receiver, custodian, liquidator or trustee of their assets appointed by court order or otherwise; or (iv) failed to pay or admitted in writing their inability to pay debts generally as they become due.

SECTION 3.14.  Fiscal Year.  The Borrower’s and each Subsidiary’s Fiscal Year currently end as of December 31st.

SECTION 3.15  Federal Regulations.  No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 3.16  Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries while employed by the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary in accordance with ERISA.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received from such Guarantor either (i) the executed Guaranty or (ii) written evidence satisfactory to the Administrative Agent that each Guarantor has signed the Guaranty.

(c)                                  The Administrative Agent shall have received a favorable opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Segel, Goldman, Mazzotta & Siegel, P.C., counsel for the Borrower and the Guarantors covering legal issues set forth in Exhibit C and covering such other matters relating to the Borrower and its Subsidiaries, this Agreement or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(d)                                 The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Subsidiaries, the authorization of the Transactions and any other legal matters relating to the Borrower, its Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)                                  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, (i) a fee in the amount of $30,000.00 for distribution to the Lenders on a pro-rata basis and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)                                    The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i)                                                 the Target Acquisition shall be consummated on the Closing Date and the aggregate purchase price for such shall not exceed $30,000,000 ; and

(ii)                                              the Administrative Agent shall have received satisfactory evidence that, on the Closing Date, (x) all Indebtedness identified on Schedule 4.01 hereof shall be paid in full and all commitments thereunder shall be terminated and (y) all Liens securing payment of said Indebtedness shall be released, in form and substance satisfactory to the Administrative Agent, and receipt of all Uniform Commercial Code Form UCC-3 termination statements, terminations of security interests in intellectual property or other instruments as may be suitable or appropriate in connection with the release of any such Liens.

(g)                                 The Lenders shall have received projections for the next succeeding five (5) year period as prepared by the Borrower and in form and substance satisfactory to the Lenders.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of the Borrower and the Guarantors set forth in this Agreement, including the material adverse change and litigation representations, shall be true and correct on and as of the date of such Borrowing.

(b)                                 At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower and the Guarantors on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and each of its Subsidiaries, including the Guarantors, covenant and agree with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                  within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied together with a copy of any management letter issued in connection therewith;

(b)                                 within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.  Notwithstanding anything to the contrary contained herein, for the period during which the Borrower is required to file Form 10-Q with the U.S. Securities and Exchange Commission, the submission of said Form 10-Q in the time period provided in this subsection (b) shall be deemed to satisfy the requirements of this subsection (b);

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) verifying to the best of his knowledge as to whether a material Default has occurred and, if a material Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 within sixty (60) days of the end of each Fiscal Year, a one-year projection of the Borrower and the Guarantors, such projection to include an income statement and balance sheet; and

(e)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  the occurrence and continuance of any material Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any ERISA Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000.00; and

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower and the Guarantors will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.05.

SECTION 5.04.  Payment of Obligations.  The Borrower and the Guarantors will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, the Guarantors, or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower and the Guarantors will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, but not limited to, fire insurance.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower and the Guarantors will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower and the Guarantors will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws.  The Borrower and the Guarantors will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans will be used only for the following corporate purposes:

(a)                                  to fund the Target Acquisition;

(b)                                 to refinance the Borrower’s existing senior credit facility and the existing seller’s note held by Amersham (as described on Schedule 6.01 (b) hereto);

(c)                                  to support issuances of commercial letters of credit, direct pay letters of credit and bankers’ acceptances, all in the ordinary course of the Borrower’s business; and

(d)                                 general working capital purposes, including Permitted Acquisitions.

No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.

SECTION 5.09.  Additional Guarantors.  The Borrower will give the Administrative Agent prompt written notice of the formation of any new Subsidiary.  Such notice shall be accompanied by a Guaranty in form acceptable to the Administrative Agent and a resolution of the Board of Directors of such Subsidiary authorizing such Subsidiary to execute and deliver to the Administrative Agent its unconditional written guarantee of the Loans and all related obligations of the Borrower to the Lenders and further authorizing such Subsidiary to be bound by and comply with all of the terms and provisions of the Credit Agreement to the same extent as the Guarantors.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower and each of its Subsidiaries, including the Guarantors, covenant and agree with the Lenders that:

SECTION 6.01  Indebtedness.  The Borrower will not create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness in respect of the Obligations;

(b)                                 Indebtedness existing as of the Effective Date which is identified in Schedule 6.01, and refinancing of such Indebtedness;

(c)                                  unsecured Indebtedness (i) incurred in the ordinary course of business of the Borrower and its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Guarantee Obligations in respect thereof;

(d)                                 Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and its Subsidiaries (provided, that such Indebtedness is incurred within 60 days of the acquisition of such property), (ii) in respect of Capital Lease Obligations and (iii) under Synthetic Leases; provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause and clause (f) below shall not at any time exceed $20,000,000.00;

(e)                                  Indebtedness of any Wholly Owned Subsidiary Guarantor owing to the Borrower or any other Subsidiary, which Indebtedness shall be evidenced by one or more promissory notes in form and substance reasonably satisfactory to the Administrative Agent, duly executed, and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided, that only the amount repaid in part shall be discharged);

(f)                                    other Indebtedness of the Borrower and its Subsidiaries provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause and clause (d) above shall not at any time exceed $20,000,000.00; and

(g)                                 industrial development revenue bonds issued on behalf of the Borrower or a Subsidiary and held by the Borrower or a Subsidiary;

provided, however, that no Indebtedness otherwise permitted by clauses (d), (e), (f) or (g) shall be assumed or otherwise incurred if an Event of Default has occurred and is then continuing or would result therefrom.

SECTION 6.02.  Guarantees.  The Borrower and the Guarantors will not, and will not permit any Subsidiary to guaranty, endorse, become a surety for, or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any person, or an agreement for the furnishing of funds, directly or indirectly, through purchase of goods, supplies, or services, or for the purpose of discharging the indebtedness of any other Person, or otherwise enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property; if such contract provides that payment for such merchandise, materials, supplies or other properties shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered, except for:

(a)                                  Guarantees in favor of the Lenders;

(b)                                 Existing Guarantees given to Persons other than the Lenders and set forth in Schedule 6.02 and extensions, renewals and replacements of any related Indebtedness that does not increase the amount of the Guarantee;

(c)                                  The endorsement of negotiable instruments for deposit in the normal course of business;

(d)                                 Guarantees by the Borrower or the Guarantors on behalf of each other or any Subsidiary of Indebtedness incurred by them in the normal course of business; and

(e)                                  Guarantees securing aggregate Indebtedness not to exceed $20,000,000.00 provided that written notice thereof has been provided to the Lenders.

SECTION 6.03.  Liens.  The Borrower and the Guarantors will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(d)                                 Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary.

SECTION 6.04  Disposition of Property.  The Borrower will not, and will not permit any of its Subsidiaries to, dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Securities to any Person, except:

(a)                                  the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(b)                                 the sale of inventory in the ordinary course of business;

(c)                                  the sale or issuance of any Subsidiary’s Capital Securities to the Borrower or any Wholly Owned Subsidiary Guarantor; and

(d)                                 the Disposition of other property having a fair market value not to exceed $20,000,000.00 in the aggregate for any Fiscal Year and $40,000,000.00 in the aggregate when combined with prior Dispositions during the term of this Agreement not previously consented to by operation of this subsection (d).

SECTION 6.05.  Fundamental Changes.

(a)                                  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve or dispose of all or substantially all of its assets upon written notice to the Lenders if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.06.

(b)                                 The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)                                  The Borrower will not, and will not permit the Guarantors, to alter their capital structure except to : (i) acquire and hold treasury stock; (ii) decrease their authorized capital stock, provided that such decrease does not result in the reduction of the capital stock issued by the Borrower and the Guarantors; and (iii) at any time increase the capital stock issued by the Borrower and the Guarantors.

SECTION 6.06.  Investments, Loans, Advances, and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)                                  Permitted Investments;

(b)                                 investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

(c)                                  loans or advances between the Borrower and the Guarantors occurring in normal course of business;

(d)                                 loans other than those described in this paragraph, provided that such loans do not exceed the amounts set forth in Schedule 6.06(d) in the aggregate as of the fiscal years set forth in such schedule;

(e)                                  investments constituting Permitted Acquisitions; and

(f)                                    the acquisition of stock in Organichem Corporation comprising the Target Acquisition.

SECTION 6.07.   Swap Agreements.   The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) Swap Agreements related to any Equity Interest but only to the extent that the payments for which the Borrower or its Subsidiaries may be obligated under such Swap Agreements (including upon any early termination thereof) are limited to amounts permitted to be paid under Section 6.08.

SECTION 6.08.  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its capital stock payable solely (i) in additional shares of its common stock or (ii) in cash in an amount not to exceed $20,000,000.00 during each fiscal year, (b) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) treasury stock purchases not to exceed $30,000,000.00 during each fiscal year thereafter throughout the term of this Agreement.

SECTION 6.09.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c)  any Restricted Payment permitted by Section 6.08.

SECTION 6.10.  Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11.  Fiscal Year.  The Borrower will and the Subsidiaries will not change their Fiscal Year, except upon a prior written notice to the Administrative Agent.

SECTION 6.12.  Financial Covenants.  The Borrower and the Subsidiaries will not:

(a)                                  Permit the Leverage Ratio to exceed 3.0 to 1.0 as of the close of each Fiscal Quarter of the Borrower based upon the most recent four Fiscal Quarters.

(b)                                 Permit the Operating Cash Flow Coverage Ratio to be less than 1.50 to 1.00 as of the close of each Fiscal Quarter of the Borrower based upon the most recent four Fiscal Quarters.

(c)                                  Permit the EBIT to Interest Ratio to be less than 3.50 to 1.00 as of the close of each Fiscal Quarter of the Borrower based upon the most recent four Fiscal Quarters.

(d)                                 Permit the Current Ratio to be less than 2.00 to 1.00 at any time.

SECTION 6.13  Sales and Leasebacks.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the

Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower or Guarantors shall fail to pay any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof;

(b)           the Borrower or any Guarantor shall fail to pay any interest on any Loan or any Reimbursement Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or Guarantors in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

(d)           the Borrower or any Guarantors shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03 (with respect to the Borrower’s existence only) or 5.08 or in Article VI;

(e)           the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) provided, however, that if such default is not capable of being cured within such thirty (30) day period and the Borrower or such Guarantor is diligently pursuing a cure, such period to cure shall be extended upon written request for an additional period not to exceed thirty (30) days;

(f)            the occurrence of any event of default under any credit facility now or hereinafter outstanding from a Lender to the Borrower or a Guarantor;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance of a Material Indebtedness in its entirety, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, a Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, or a Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower, or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, a Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borroweror a Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000.00 shall be rendered against the Borrower or a Guarantor, or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or

(l)            any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan after a final determination and exhaustion of appeals, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Lien shall arise on the assets of the Borrower or any Guarantor, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event results in the “distressed termination” of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a “distressed termination” for purposes of Title IV of ERISA, (v)  any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, reasonably be expected to have a Material Adverse Effect;

(m)          any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired, either directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of in excess of 50% of the outstanding shares of voting stock of the Borrower or, during any period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

 then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the

Lenders, and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to the Borrower or any Guarantor, to it at 21 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098, Chief Financial Officer (Telecopy No. (518) 464-0289); with a copy to Segel, Goldman, Mazzotta & Siegel, P.C., 9 Washington Square, Albany, New York 12205, Attention: Paul J. Goldman, Esq. (Telecopy No. 518-452-0417);

(b)           if to the Administrative Agent, to Fleet National Bank, Corporate Banking Department, Mail Stop: NY EH 34303D, Peter D. Kiernan Plaza, Albany, New York 12207, Attention of Pamela A. Opperman (Telecopy No. (518) 447-3768); with a copy to Lemery Greisler LLC, 10 Railroad Place, Saratoga Springs, New York 12866, Attention: James A. Carminucci, Esq. (Telecopy No. (518) 581-8823);

(c)           if to JPMorgan Chase Bank, to JPMorgan Chase Bank, 12 Corporate Woods Boulevard, Albany, New York 12211, Attention of Dean J. Burns (Telecopy No. (518) 436-9811); with a copy to DeGraff, Foy, Holt-Harris, Kunz & Devine LLP, 90 State Street, Albany, New York 12207, Attention of Terence J. Devine, Esq. (Telecopy No. (518) 436-0210);

(d)           if to Citizens Bank of Massachusetts, to Citizens Bank of Massachusetts, 28 State Street, Boston, Massachusetts, 02109, Attention of Ann M. Meade (telecopy No. (617) 263-0442); with a copy to Hinckley, Allen & Snyder LLP, 28 State Street, Boston, Massachusetts 02109, Attention of Paula K. Andrews, Esq. (Telecopy No. (617) 345-9020);

(e)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or (vi) release any Guarantor without the written consent of each Lender;  provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent, Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.

 (a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in paragraph (b) (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the

Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h), or (i) of Article VII has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this section shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500:

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)           in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO.

 For the purpose of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of

Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender or rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)            Any Lender may, without consent of the Borrower, or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such an agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, 2.15, 2.16 and 9.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 (e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Prior Agreements.  The Borrower, the Guarantors and their Subsidiaries have previously entered into loan agreements with certain of the Lenders.  Existing loan agreements are listed on Schedule 9.05.  Nothing contained herein shall be deemed to supersede or alter any term, provision or condition set forth in any of such existing loan agreements..

SECTION 9.06.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.07.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09.  Right of Setoff.  The Borrower and the Guarantors hereby grants to each Lender and each of its Affiliates, a continuing lien, security interest and right of setoff as security for all liabilities and obligations hereunder to such Lender or Affiliate, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Lender or Affiliate, or in transit to any of them.  At any time, without demand or notice (any such notice being expressly waived by the Borrower and the Guarantors), each Lender and each Affiliate may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower and the Guarantors even though unmatured and regardless of the adequacy of any other collateral securing the same.  ANY AND ALL RIGHTS TO REQUIRE SUCH LENDER OR SUCH AFFILIATE TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES SAID OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER AND THE GUARANTORS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.10.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in Albany County and of the United States District Court of the Northern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THIS AGREEMENT, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE BORROWER AND THE GUARANTORS HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS FEES.  EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDERS TO MAKE THE LOANS.

SECTION 9.12.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or

(ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.  Lost or Damaged Note.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction or mutilation of a note evidencing a Loan or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such note or other security document, the Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

By:
Name:
Title:

FLEET NATIONAL BANK, as Lender and as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK

By:
Name:
Title:

CITIZENS BANK OF MASSACHUSETTS

By:
Name:
Title:

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of February      , 2003 (as amended and in effect on the date hereof, the “Credit Agreement”), among Albany Molecular Research, Inc., the Lenders named therein and Fleet National Bank, as Administrative Agent for the Lenders.  Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Revolving Loans (including Letter of Credit Outstandings), and Term Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The Assignor shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

A-1

Effective Date of Assignment

(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$		%
Revolving Loans:
Term Loans:

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:

Albany Molecular Research, Inc.	Fleet National Bank,
as Administrative Agent,

By:	By:
Name:	Name:
Title:	Title:

A-2

EXHIBIT B-1

FORM OF BORROWING REQUEST

B-1-1

EXHIBIT B-2

FORM OF ISSUANCE REQUEST

B-2-1

EXHIBIT C

OPINION OF COUNSEL FOR THE BORROWER

C-1